Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ANCHORAGE INTERNATIONAL HOLDINGS CORP.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 2020, AT 4:17 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

4421337 8100
SR# 20204791009

Authentication: 203002470
Date: 05-27-20

State of D
Secretary o
Division of C
Delivered 04:17 P
FILED 04:17 P
SR 20204791009 - Fi

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF ANCHORAGE INTERNATIONAL HOLDINGS CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Anchorage International Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**Corporation**"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the "**Certificate of Designation**") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of Shares constituting such series shall be 10,000,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" has the meaning set forth in the Recitals.

"**Certificate of Incorporation**" has the meaning set forth in the Recitals.

"**Common Stock**" means the common stock, par value $0.00001 per share, of the Corporation.

"**Corporation**" has the meaning set forth in the Preamble.

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 5.

"**Date of Issuance**" means, for any Share of Series A Preferred Stock, May 27, 2020.

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"Preferred Stock" has the meaning set forth in the Recitals.

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"Series A Preferred Stock" has the meaning set forth in Section 1.

"Share" means a share of Series A Preferred Stock.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4. Voting. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 5 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

5. Conversion.

5.1 Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into 650 shares of Common Stock. The number of Shares of Common Stock subject to conversion shall not be adjusted, and shall remain at 650, for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; *provided, however,* that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

5.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed

effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 5.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

5.3 Reservation of Stock. The Corporation shall make available out of its authorized but unissued shares of capital stock such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 5. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

5.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

6. Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted, or otherwise acquired by the Corporation shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

7. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 7).

8. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a majority of the Shares then outstanding, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; *provided*, that no amendment, modification, or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 8.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and CEO this 27th day of May, 2020.

ANCHORAGE INTERNATIONAL HOLDINGS CORP.

By: David Lazar

David Lazar

President and CEO